NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	March 31, 2017	December 31, 2016
Assets

Current assets
Cash and cash equivalents	$520	$113
Accounts receivable from oil and gas sales	122	119
Other current assets	73	206
Total current assets	715	438

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	5,551	5,608

Property and equipment, net of depreciation
Land, buildings and equipment - oil and gas operations	703	706
Other	—	25
Total property and equipment	703	731

Other assets	322	401

Total assets	$7,291	$7,178

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(amounts in thousands, except share amounts)

	March 31, 2017	December 31, 2016

Liabilities and stockholders' equity

Current liabilities
Accounts payable - (including $463 and $160 due to related parties in 2017 and 2016)	$526	$238
Accrued expenses	53	59
Current portion of long term debt	89	96
Total current liabilities	668	393

Long-term debt
Notes payable less current portion	293	296
Asset retirement obligation	2,770	2,770
Total liabilities	3,731	3,459

Stockholders' equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 1,946,935 shares
at March 31, 2017 and December 31, 2016	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(55,299)	(55,140)

Total shareholders' equity	3,560	3,719

Total liabilities & equity	$7,291	$7,178

NEW CONCEPT ENERGY, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended March 31,
	2017	2016
Revenue
Oil and gas operations, net of royalties	$195	$219
Total Revenues	195	219

Operating expenses
Oil and gas operations	256	396
Corporate general and administrative	100	167
Total Operating Expenses	356	563
Operating earnings (loss)	(161)	(344)

Other income (expense)
Interest income	4	6
Interest expense	(7)	(11)
Other income (expense), net	(8)	(2)
Expense	(11)	(7)

Earns (loss) form continuing operations	(172)	(351)

Earnings from discontinued operations	13	55

Net income (loss) applicable to common shares	$(159)	$(296)

Net (loss) per common share from continuing operations	$(0.09)	$(0.18)

Net income per common share from discontinued operations	$0.01	$0.03

Net income (loss) per common share-basic and diluted	$(0.08)	$(0.15)

Weighted average common and equivalent shares outstanding - basic	1,947	1,947